Exhibit 10.1
RECAPITALIZATION AGREEMENT
among
NORTH BAY HOLDINGS LIMITED,
ENSTAR GROUP LIMITED,
KENMARE HOLDINGS LTD.,
TRIDENT V, L.P.,
TRIDENT V PARALLEL FUND, L.P.,
TRIDENT V PROFESSIONALS FUND, L.P.,
DOWLING CAPITAL PARTNERS I, L.P.,
CAPITAL CITY PARTNERS LLC,
and
STARSTONE SPECIALTY HOLDINGS LIMITED (solely for purposes of Section 4.12)
August 13, 2020

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS		5
1.1	Definitions	5

ARTICLE II CLOSING TRANSACTIONS		10
2.1	Core Distribution; Fitzwilliam Contribution	10
2.2	North Bay Dissolution and Distributions	10
2.3	Closing	11
2.4	Deliveries	11
2.5	Closing Conditions	13
2.6	North Bay Dissolution	15

ARTICLE III REPRESENTATIONS AND WARRANTIES		15
3.1	Representations and Warranties of Enstar and Kenmare	15
3.2	Representations and Warranties relating to North Bay	17
3.3	Representations and Warranties of each Trident Party	19
3.4	Representations and Warranties of the Dowling Parties	21

ARTICLE IV OTHER AGREEMENTS OF THE PARTIES		23
4.1	Confidentiality	23
4.2	Shareholders’ Agreements	23
4.3	Efforts to Consummate	24
4.4	Fees and Expenses	24
4.5	Conduct of the Business	25
4.6	Commercial Insurance	26
4.7	Separation-Related Matters	27
4.8	Certain Other Covenants.	27
4.9	D&O Liabilities.	27
4.1	Core Related Matters	28
4.11	Pre-Closing SFL Distribution	28
4.12	RemainCo Funding of Fitzwilliam Cell 31	28
4.13	Share Readjustment.	28

ARTICLE V TERMINATION		29
5.1	Optional Termination	29
5.2	Automatic Termination	29
5.3	Effect of Termination	30

Article VI MISCELLANEOUS		30
6.1	Entire Agreement	30
6.2	No Other Representations	30
6.3	Notices	30
6.4	Amendments; Waivers	31
6.5	Headings	31
6.6	Successors and Assigns	31
6.7	Governing Law	31
6.8	Survival; Several Liability	32
6.9	Execution	32
6.1	Specific Performance	32
6.11	Severability	32

6.12	Further Assurances	32

RECAPITALIZATION AGREEMENT
This Recapitalization Agreement (this “Agreement”) is dated as of August 13, 2020, by and among North Bay Holdings Limited (“North Bay”), Enstar Group Limited (“Enstar”), Kenmare Holdings Ltd. (“Kenmare” and, together with Enstar, each an “Enstar Party”), Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (individually, each a “Trident Party” and, collectively, “Trident”), Dowling Capital Partners I, L.P. and Capital City Partners LLC (individually, each a “Dowling Party” and, collectively, “Dowling” and, together with Trident, each a “Trident-Dowling Party”) and, solely for purposes of Section 4.12, StarStone Specialty Holdings Limited (“RemainCo”). Kenmare, Trident and Dowling are collectively referred to herein as the “Shareholders.”
RECITALS
WHEREAS, the Shareholders own all of the issued and outstanding common shares, par value $1.00 per share, of North Bay (the “North Bay Common Shares”);
WHEREAS, North Bay owns all of the issued and outstanding (i) common shares, par value $1.00 per share, of RemainCo (the “RemainCo Common Shares”), (ii) Class 31 Non-Voting Preferred Shares, par value $1.00 per share, of Fitzwilliam Insurance Limited (“Fitzwilliam”) (such shares, the “Class 31 Preferred Shares”), (iii) Class 41 Non-Voting Preferred Shares, par value $1.00 per share, of Fitzwilliam (such shares, the “Class 41 Preferred Shares”), and (iv) Class 42 Non-Voting Preferred Shares, par value $1.00 per share, of Fitzwilliam (such shares, the “Class 42 Preferred Shares” and, collectively with the Class 31 Preferred Shares and the Class 41 Preferred Shares, the “Fitzwilliam Preferred Shares”);
WHEREAS, North Bay owns certain common shares, par value $1.00 per share (“Northshore Common Shares”), of Northshore Holdings Limited (“Northshore”);
WHEREAS, North Bay is a party to that certain Stock Purchase Agreement, dated as of June 10, 2020 (as the same may be amended or restated from time to time in accordance with the terms thereof, the “Core Purchase Agreement”), by and among StarStone Finance Limited (“SFL”), North Bay and Core Specialty Insurance Holdings, Inc. (“Core”), pursuant to which SFL shall sell to Core all of the issued and outstanding equity interests of StarStone US Holdings, Inc. (“StarStone US”) in exchange for consideration including (i) certain shares of common stock of Core (such shares to be issued to SFL, the “Core Common Shares”) and (ii) the Core Cash Consideration;
WHEREAS, subject to the terms and conditions contemplated herein, following the consummation of the transactions contemplated by the Core Purchase Agreement, including the receipt by SFL of the Core Common Shares, the Shareholders desire North Bay to (i) cause SFL to distribute the Core Common Shares and Core Cash Consideration to its parent StarStone Insurance (Bermuda) Limited, and in turn cause StarStone Insurance (Bermuda) Limited to distribute the Core Common Shares and Core Cash Consideration to its parent Bayshore, and in turn cause Bayshore to distribute the Core Common Shares and Core Cash Consideration to its parent North Bay, such that immediately following such distributions (collectively, the “Core Distribution”), North Bay will be the direct holder of the Core Common Shares and Core Cash Consideration and (ii) contribute the Fitzwilliam Preferred Shares held by North Bay to its subsidiary RemainCo, such that immediately following such contribution (the “Fitzwilliam Contribution”), RemainCo will be the direct holder of the Fitzwilliam Preferred Shares;
WHEREAS, in connection with the transactions contemplated by this Agreement, the Shareholders desire RemainCo to commit to contribute capital to Fitzwilliam Insurance Limited, acting in respect of its Segregated Account No. 31 (“Fitzwilliam Cell 31”), as set forth herein; and
WHEREAS, subject to the terms and conditions contemplated herein, immediately following the Core Distribution and the Fitzwilliam Contribution, the Shareholders desire that North Bay be dissolved and make a liquidating distribution of its assets to the Shareholders as described herein, such that immediately following such dissolution and subject to such adjustment as contemplated in Section 4.13: (i) Kenmare will own (a) 98.3% of the Core Common Shares, (b) 10.5% of the outstanding Northshore Common Shares (subject to adjustment as set forth herein) and (c) 59.0% of the outstanding RemainCo Common Shares; (ii) Trident will own (a) 81.0% of the outstanding Northshore Common Shares (subject to adjustment as set forth herein) and (b) 39.3% of the outstanding RemainCo Common Shares; (iii) Dowling will own (a) 1.7% of the Core Common Shares, (b) 1.6% of the outstanding Northshore Common Shares, and (c) 1.7% of the outstanding RemainCo Common Shares; and (iv) RemainCo will directly own all of the Fitzwilliam Preferred Shares.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I
DEFINITIONS
1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:
“A&R Northshore Shareholders’ Agreement” means that certain Third Amended and Restated Northshore Shareholders’ Agreement to be entered into by Northshore, Kenmare, Trident, Dowling and Atrium Nominees Limited as of the Closing Date, which shall be in the form set forth in Exhibit A.
“A&R Northshore Bye-Laws” means the Amended and Restated Bye-Laws of Northshore to be in effect as of the Closing Date, which shall be in the form set forth in Exhibit B.
“Action” means any civil, criminal or administrative action, suit, claim, litigation or similar proceeding, in each case before a Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means, with respect to any Person, all provisions of Law that apply to such Person and such Person’s activities, assets and property.
“Arden Re” means Arden Reinsurance Company Ltd.
“Atrium” means Atrium Underwriting Group Limited.
“Atrium Long Term Incentive Plan” means the annual incentive plan providing for the grant of share awards to employees pursuant to the rules of the annual long term incentive plan effective from April 17, 2014.
“Atrium Matching Share Plan” means the matching cash plan effective from December 2019.
“Atrium Matching Cash Plan” means the matching cash plan effective from March 2019.
“Bayshore” means Bayshore Holdings Limited, a Bermuda exempted company now known as StarStone Specialty Holdings Limited.
“Burdensome Condition” means a Dowling Burdensome Condition, an Enstar Burdensome Condition or a Trident Burdensome Condition, as applicable.
“Business Day” means a day that is not a Saturday, a Sunday or any other day on which commercial banking institutions are authorized or required by Law to be closed for regular banking business in New York City or Hamilton, Bermuda.
“Class 31 Preferred Shares” has the meaning set forth in the Recitals.
“Class 41 Preferred Shares” has the meaning set forth in the Recitals.
“Class 42 Preferred Shares” has the meaning set forth in the Recitals.

“Closing” means the closing of the Transaction.
“Closing Date” means the date on which the Closing occurs.
“Confidential Information” means all information of any nature and in any form, including, in writing or orally or in a visual or electronic form or in a magnetic or digital form, relating directly or indirectly to: (i) the provisions of this Agreement; or (ii) the discussions and negotiations in respect of this Agreement or the Transaction; provided, however, that “Confidential Information” excludes any information that at the date of disclosure by or on behalf of a party is publicly known or at any time after that date becomes publicly known, in each case, through no fault of the party to whom such information was disclosed.
“Core” has the meaning set forth in the Recitals.
“Core Cash Consideration” means the portion of the “Final Cash Purchase Price” as such term is defined in the Core Purchase Agreement or, if such amount has not been finally determined pursuant to the Core Purchase Agreement at the Closing, the “Closing Cash Purchase Price” as such term is defined in the Core Purchase Agreement that North Bay and its Subsidiaries are legally permitted to distribute to the shareholders of North Bay and that North Bay does distribute to its shareholders at the Closing as contemplated by this Agreement.
“Core Common Shares” has the meaning set forth in the Recitals.
“Core Distribution” has the meaning set forth in the Recitals.
“Core Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) and results of operations of Core or any of its Subsidiaries, taken as a whole, provided, that none of the following (or the results thereof), in each case arising after the date hereof, shall constitute or be deemed to contribute to a Core Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Core Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, effect, event, occurrence, condition, state of facts or development arising out of, resulting from or attributable to (a) the global economy generally or capital or financial market conditions generally (including changes in interest rates or exchange rates); (b) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which Core or any of its Subsidiaries participates; (c) any change in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof; (d) hostilities, acts of war or terrorism, sabotage, military actions, or any escalation or worsening thereof; or (e) any failure of Core or any of its Subsidiaries to meet any financial projections or targets (provided, that this clause (e) shall not by itself exclude the underlying causes of any such failure); provided, that in the case of clauses (a), (b), (c) and (d) to the extent such change or effect materially disproportionately affects Core and its Subsidiaries relative to other companies in the industries in which Core and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Core Material Adverse Effect has occurred or will occur.
“Core Purchase Agreement” has the meaning set forth in the Recitals.
“D&O Indemnified Person” has the meaning set forth in Section 4.9(a).
“Dowling” has the meaning set forth in the Preamble.
“Dowling Burdensome Condition” means the taking of any action, or any restriction, condition or requirement, that (i) imposes any material limitations on Dowling’s or its Affiliates’ ownership or operation of all or any material portion of its or any of its Affiliates’ businesses, operations or assets, (ii) compels Dowling or any of its Affiliates to sell, divest or hold separate, before or after the Closing Date, all or any portion of Dowling’s or its Affiliates’ businesses, operations or assets, (iii) requires Dowling or any of its Affiliates to take any action (or agree to refrain from taking any action), including an amendment of any Transaction Agreement or the sale, lease, license, disposal or holding separate by Dowling or any of its Affiliates of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would, or would reasonably be expected to, materially adversely affect or impair the economic benefits expected to be delivered to Dowling under the Transaction Agreements or in connection with the consummation of the transactions contemplated thereby, (iv) requires Dowling or any of its Affiliates to alter any agreement, change any agreement or enter into any agreement, in each such case, that materially adversely alters or changes, or has or would have the effect of materially adversely changing or altering, the economic benefits derived or expected to be derived by Dowling and its Affiliates under the Transaction Agreements; provided, that a requirement that Dowling or any of its Affiliates enter into any direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into RemainCo, Core, Northshore or any of their respective Subsidiaries shall be a Burdensome Condition or (v) otherwise has a material adverse effect on the business, assets, liabilities, operations or results of operations or condition (financial or otherwise) of Dowling and its Affiliates, taken as a whole.
“Dowling Cash Amount” has the meaning set forth in Section 2.2.
“Dowling Distributed Shares” has the meaning set forth in Section 3.4(f).
“Dowling Party” has the meaning set forth in the Preamble.
“Employee Benefit Plan” means (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (c) any other employment, consulting, change of control, collective bargaining, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive, fringe benefit, post-retirement health or life, tuition fund, service award, company car, scholarship, relocation, sick pay, sick leave, vacation, holiday, restrictive covenant and other plan, policy, program, agreement, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured.
“Enstar” has the meaning set forth in the Preamble.
“Enstar Burdensome Condition” means the taking of any action, or any restriction, condition or requirement, that (i) imposes any material limitations on Enstar’s or its Affiliates’ ownership or operation of all or any material portion of its or any of its Affiliates’ businesses, operations or assets, (ii) compels Enstar or any of its Affiliates to sell, divest or hold separate, before or after the Closing Date, all or any portion of Enstar’s or its Affiliates’ businesses, operations or assets, (iii) requires Enstar or any of its Affiliates to take any action (or agree to refrain from taking any action), including an amendment of any Transaction Agreement, the Core Purchase Agreement or the sale, lease, license, disposal or holding separate by Enstar or any of its Affiliates of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would, or would reasonably be expected to, materially adversely affect or impair the economic benefits expected to be delivered to Enstar under the Transaction Agreements or the Core Purchase Agreement or in connection with the consummation of the transactions contemplated thereby, (iv) requires Enstar or any of its Affiliates to alter any agreement, change any agreement or enter into any agreement, in each such case, that materially adversely alters or changes, or has or would have the effect of materially adversely changing or altering, the economic benefits derived or expected to be derived by Enstar and its Affiliates under the Transaction Agreements or the Core Purchase Agreement; provided, that a requirement that Enstar or any of its Affiliates enter into any direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into RemainCo, Northshore, Core or any of their respective Subsidiaries shall be a Burdensome Condition or (v) otherwise has a material adverse effect on the business, assets, liabilities, operations or results of operations or condition (financial or otherwise) of (x) Enstar and its Affiliates, taken as a whole, or (y) Core or any of its Subsidiaries.
“Enstar Entities” has the meaning set forth in Section 3.2(i)(i).
“Enstar Party” has the meaning set forth in the Preamble.
“Enstar Related Persons” has the meaning set forth in Section 3.2(i)(ii).
“Excess Dowling Cash Amount” has the meaning set forth in Section 2.2.
“Excess Trident Cash Amount” has the meaning set forth in Section 2.2.
“Fitzwilliam” has the meaning set forth in the Recitals.
“Fitzwilliam Cell 31” has the meaning set forth in the Recitals.
“Fitzwilliam Contribution” has the meaning set forth in the Recitals.

“Fitzwilliam Dowling Amount” means the amount funded on behalf of Dowling pursuant to the Fitzwilliam Dowling Funding Agreement, including applicable interest on such amount.
“Fitzwilliam Dowling Funding Agreement” means that certain arrangement with Dowling similar to the Fitzwilliam Funding Agreement, except based on Dowling’s ownership interest in North Bay.
“Fitzwilliam Funding Agreement” means that certain Agreement, effective as of May 5, 2020, by and among Kenmare and Trident.
“Fitzwilliam Trident Amount” means the “Trident Amount” as such term is defined in the Fitzwilliam Funding Agreement as measured as of immediately prior to the Closing.
“Fitzwilliam Preferred Shares” has the meaning set forth in the Recitals.
“Fundamental Representations” the representations and warranties contained in Sections 3.1(b), 3.2(b), 3.3(b) and 3.4(b) (Authorization, Authority and Enforceability), Section 3.2(c) (Capitalization), Section 3.2(d) (Subsidiaries) and Sections 3.1(k), 3.2(h), 3.3(k) and 3.4(k) (Title to Shares).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or arbitrator, or any self-regulatory organization.
“Hamilton Insurance” means Hamilton Insurance Company, formerly known as Valiant Insurance Company.
“Hamilton Specialty” means Hamilton Specialty Insurance Company, formerly known as Valiant Specialty Insurance Company.
“Kenmare” has the meaning set forth in the Preamble.
“Kenmare Distributed Shares” has the meaning set forth in Section 3.1(f).
“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Authority.
“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, or preemptive right except for any lien, charge, security interest, encumbrance, right of first refusal, or preemptive right pursuant to any Applicable Law.
“Material Contract” means any contract filed as an exhibit to (i) Enstar’s Form 10-K for the year ended December 31, 2019, (ii) Enstar’s Form 10-Q for the quarter ended March 31, 2020 and for the quarter ended June 30, 2020, or (iii) Enstar’s Forms 8-K filed with the SEC on January 27, 2020, June 9, 2020, June 11, 2020 and July 17, 2020.
“Nasdaq” means the Nasdaq Global Select Market (or any successor thereto).
“North Bay” has the meaning set forth in the Preamble.
“North Bay Common Shares” has the meaning set forth in the Recitals.
“North Bay Shareholders’ Agreement” means the Voting and Shareholders’ Agreement, dated as of December 23, 2015, by and among North Bay, the Shareholders and the other parties thereto, as amended from time to time.
“Northshore” has the meaning set forth in the Recitals.
“Northshore Common Shares” has the meaning set forth in the Recitals.
“Northshore Entities” has the meaning set forth in Section 3.2(i)(i).

“Northshore LTIP” means, collectively, the Atrium Matching Share Plan, the Atrium Long Term Incentive Plan, the Atrium Matching Cash Plan and the Atrium Annual Long Term Incentive Cash Plan.
“Northshore Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) and results of operations of Northshore or any of its Subsidiaries, taken as a whole, provided, that none of the following (or the results thereof), in each case arising after the date hereof, shall constitute or be deemed to contribute to a Northshore Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Northshore Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, effect, event, occurrence, condition, state of facts or development arising out of, resulting from or attributable to (a) the global economy generally or capital or financial market conditions generally (including changes in interest rates or exchange rates); (b) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which Northshore or any of its Subsidiaries participates; (c) any change in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof; (d) hostilities, acts of war or terrorism, sabotage, military actions, or any escalation or worsening thereof; or (e) any failure of Northshore or any of its Subsidiaries to meet any financial projections or targets (provided, that this clause (e) shall not by itself exclude the underlying causes of any such failure); provided, that in the case of clauses (a), (b), (c) and (d) to the extent such change or effect materially disproportionately affects Northshore and its Subsidiaries relative to other companies in the industries in which Northshore and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Northshore Material Adverse Effect has occurred or will occur.
“Northshore Shared Service Functions and Assets” has the meaning set forth in Section 3.2(i)(iii).
“Northshore Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement of Northshore Holdings Limited, dated as of December 23, 2015, between Northshore, North Bay and Atrium Nominees Limited, as amended from time to time.
“Organizational Documents” has the meaning set forth in Section 3.2(d)(iii).
“Percentage Ownership” means, with a respect to a shareholder of North Bay, the number of common shares of North Bay held by such shareholder divided by the total number of common shares of North Bay then outstanding.
“Permit” means any consent, franchise, license, approval, authorization, registration, certificate, certification or permit issued or granted by any Governmental Authority.
“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, limited partnership or other entity.
“Quota Share Reinsurance Contracts” means, together, the following agreements (as such agreements have been amended): (a) that certain Quota Share Reinsurance Contract - (A) Retrospective Cover, dated as of June 10, 2014, by and among Fitzwilliam Cell 31, StarStone Insurance (Bermuda) Limited (formerly known as “Torus Insurance (Bermuda) Limited”), Enstar and Trident and (b) that certain Quota Share Reinsurance Contract - (B) Prospective Cover, dated as of June 10, 2014, by and among Fitzwilliam Cell 31, StarStone Insurance (Bermuda) Limited (formerly known as “Torus Insurance (Bermuda) Limited”), Enstar and Trident.
“RemainCo” has the meaning set forth in the Preamble.
“RemainCo Common Shares” has the meaning set forth in the Recitals.
“RemainCo Bye-Laws” means the Bye-Laws of RemainCo to be in effect as of the Closing Date, which shall be in the form set forth in Exhibit C.
“RemainCo Shareholders’ Agreement” means that certain Voting and Shareholders’ Agreement to be entered into by Kenmare, Trident, Dowling and RemainCo as of the Closing Date, which shall be in the form set forth in Exhibit D.
“Restricted Period” means a period commencing on the Closing Date and ending three (3) years thereafter.

“SAP” means, as to any regulated insurance company, the statutory accounting practices and procedures prescribed or permitted by the applicable insurance regulator in the jurisdiction in which such company is domiciled.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SFL” has the meaning set forth in the Recitals.
“Shareholders” has the meaning set forth in the Preamble.
“StarStone US” has the meaning set forth in the Recitals.
“Subsidiary” of any Person means another Person in which such first Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors or other persons performing similar functions.
“Transaction” means, collectively, the transactions contemplated by this Agreement.
“Transaction Agreements” means, collectively, this Agreement and the other agreements to be entered into pursuant to this Agreement.
“Transition Services Agreement” means that certain transition services agreement to be entered into by Enstar (or an Affiliate thereof) and Northshore as of the Closing Date, which shall be in the form set forth in Exhibit E.
“Trident” has the meaning set forth in the Preamble.
“Trident Burdensome Condition” means the taking of any action, or any restriction, condition or requirement, that (i) imposes any material limitations on Trident or its Affiliates’ ownership or operation of all or any material portion of its or any of its Affiliates’ businesses, operations or assets, (ii) compels Trident or any of its Affiliates to sell, divest or hold separate, before or after the Closing Date, (x) all or any portion of Trident’s or its Affiliates’ businesses, operations or assets or (y) all or any portion of the business, operations or assets of Northshore or any of its Subsidiaries, (iii) requires Trident or any of its Affiliates to take any action (or agree to refrain from taking any action), including an amendment of any Transaction Agreement or the sale, lease, license, disposal or holding separate by Northshore or any of its Subsidiaries or by Trident or any of its Affiliates of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would, or would reasonably be expected to, materially adversely affect or impair the economic benefits expected to be delivered to Trident under the Transaction Agreements or in connection with the consummation of the transactions contemplated thereby, (iv) requires Trident or any of its Affiliates to alter any agreement, change any agreement or enter into any agreement, in each such case, that materially adversely alters or changes, or has or would have the effect of materially adversely changing or altering, the economic benefits derived or expected to be derived by Trident and its Affiliates under the Transaction Agreements; provided, that a requirement that Trident or any of its Affiliates enter into any direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into RemainCo, Core, Northshore or any of their respective Subsidiaries shall be a Burdensome Condition or (v) otherwise have a material adverse effect on the business, assets, liabilities, operations or results of operations or condition (financial or otherwise) of (x) Trident and its Affiliates, taken as a whole, or (y) Northshore or any of its Subsidiaries.
“Trident Cash Amount” has the meaning set forth in Section 2.2.
“Trident Distributed Shares” has the meaning set forth in Section 3.3(f).
“Trident Party” has the meaning set forth in the Preamble.
“Trident-Dowling Party” has the meaning set forth in the Preamble.
“Valiant Treaty” means collectively (i) the Reinsurance Agreement, dated as of October 1, 2007, entered into by and between Hamilton Insurance, as the “Company”, and Arden Re, as the “Reinsurer”, (ii) the Reinsurance Agreement, dated as of November 25, 2008, entered into by and between Hamilton Specialty, as the “Company”, and

Arden Re, as the “Reinsurer” and (iii) the Excess of Loss Reinsurance Agreement, made as of November 5, 2010, among Hamilton Insurance and Hamilton Specialty, collectively as the “Company” and Arden Re, as the “Reinsurer.”
Article II
CLOSING TRANSACTIONS
2.1    Core Distribution; Fitzwilliam Contribution. Subject to the term and conditions set forth herein, at the Closing:
(a)    North Bay shall effect the Core Distribution, such that immediately following the Core Distribution, North Bay shall directly own the Core Common Shares (representing all of the Core shares received by SFL pursuant to the terms of the Core Purchase Agreement) and the Core Cash Consideration; and
(b)    North Bay shall effect the Fitzwilliam Contribution, such that immediately following the Fitzwilliam Contribution, RemainCo shall directly own all of the Fitzwilliam Preferred Shares.
2.2    North Bay Dissolution and Distributions. Subject to the terms and conditions set forth herein and, with respect to the following clauses (ii) through (v), Applicable Law and the receipt of any required regulatory approval, at the Closing, immediately following the Core Distribution and the Fitzwilliam Contribution, North Bay and the Shareholders shall effectuate the liquidation, winding-up and dissolution of North Bay in accordance with the procedures required by the Companies Act 1981 and other Applicable Law and North Bay shall make a liquidating distribution of: (i) the Core Common Shares, the RemainCo Common Shares and the Northshore Common Shares held by it to the Shareholders in the respective amounts set forth opposite such Shareholder’s name on Schedule I attached hereto, subject to adjustment as provided for in Section 4.13; (ii) either (A) if the product of the Core Cash Consideration multiplied by Trident’s Percentage Ownership of North Bay as of immediately prior to Closing (the “Trident Cash Amount”) is equal to or greater than the Fitzwilliam Trident Amount (such excess amount, the “Excess Trident Cash Amount”), cash in an amount equal to the Fitzwilliam Trident Amount to Kenmare in full satisfaction of Trident’s obligations under the Fitzwilliam Funding Agreement (and reducing the “Trident Amount” thereunder to $0.00) or (B) if the Trident Cash Amount is less than the Fitzwilliam Trident Amount, cash in an amount equal to the Trident Cash Amount to Kenmare (and reducing the “Trident Amount” under the Fitzwilliam Funding Agreement by such amount); (iii) either (A) if the product of the Core Cash Consideration multiplied by Dowling’s Percentage Ownership of North Bay as of immediately prior to Closing (the “Dowling Cash Amount”) is equal to or greater than the Fitzwilliam Dowling Amount (such excess amount, the “Excess Dowling Cash Amount”), cash in an amount equal to the Fitzwilliam Dowling Amount to Kenmare in full satisfaction of Dowling’s obligations under the Fitzwilliam Dowling Funding Agreement (and reducing the Fitzwilliam Dowling Amount thereunder to $0.00) or (B) if the Dowling Cash Amount is less than the Fitzwilliam Dowling Amount, cash in an amount equal to the Dowling Cash Amount to Kenmare (and reducing the Fitzwilliam Dowling Amount by such amount); (iv) in addition to the cash amount distributed to Kenmare under clause (ii) and (iii), if any, (A) cash in an amount equal to the product of the Core Cash Consideration multiplied by Kenmare’s Percentage Ownership of North Bay as of immediately prior to Closing, plus (B) cash in an amount equal to the Excess Trident Cash Amount, if any, to Kenmare and (v) cash in an amount equal to the Excess Dowling Cash Amount, if any, to Dowling.
2.3    Closing. The Closing shall occur promptly (and in any event within three Business Days) following the satisfaction of the conditions set forth in Section 2.5. The Closing shall occur remotely or at the offices of Hogan Lovells US LLP, 1735 Market Street, Suite 2300, Philadelphia, PA 19103, or such other location as the parties shall mutually agree.
2.4    Deliveries.
(a)    Kenmare Deliveries. On the Closing Date, Kenmare or Enstar (as applicable) shall deliver or cause to be delivered to each Trident-Dowling Party (as applicable):
(i)    letters of resignation from each representative of Kenmare or Enstar serving on the Board of Directors (or similar governing body) of Northshore or any Subsidiaries of Northshore, in each case, other than as permitted in the A&R Northshore Shareholders’ Agreement;

(ii)    a counterpart to the Transition Services Agreement duly executed by Enstar or the Affiliate thereof to be a party thereto;
(iii)    a counterpart to the RemainCo Shareholders’ Agreement duly executed by Kenmare;
(iv)    a counterpart to the A&R Northshore Shareholders’ Agreement duly executed by Kenmare;
(v)    a copy of the joinder agreement to the Core shareholders agreement duly executed by Kenmare, the original of which Kenmare shall have delivered to Core;
(vi)    a copy of the guarantee executed by Kenmare (or Enstar or another wholly-owned Subsidiary of Enstar) to Core pursuant to Section 7.4 of the Core Purchase Agreement; and
(vii)    such other documents relating to the Transaction as any Trident-Dowling Party or their respective counsel may reasonably request.
(b)    North Bay Deliveries. On the Closing Date, North Bay shall deliver or cause to be delivered to Kenmare and each Trident-Dowling Party (as applicable) or, in the case of clause (iii), RemainCo:
(i)    evidence reasonably satisfactory to Enstar, Dowling, and Trident reflecting the Core Distribution;
(ii)    to Kenmare and Dowling, stock certificate(s) for the number of Core Common Shares set forth opposite such Person’s name on Schedule I attached hereto duly endorsed in blank or accompanied by stock powers duly executed in blank, or another instrument of transfer in form and substance reasonably satisfactory to Kenmare;
(iii)    to RemainCo, stock certificate(s) for the Fitzwilliam Preferred Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, or another instrument of transfer in form and substance reasonably satisfactory to RemainCo;
(iv)    to each Shareholder, stock certificate(s) for the Northshore Common Shares and RemainCo Common Shares, in the respective amounts set forth opposite such Shareholder’s name on Schedule I hereto, subject to adjustment as set forth in Section 4.13, duly endorsed in blank or accompanied by stock powers duly executed in blank, or another instrument of transfer in form and substance reasonably satisfactory to each Shareholder;
(v)    to Kenmare, by wire transfer of immediately available funds in accordance with the wire instructions provided to North Bay by Kenmare, the aggregate cash amount payable pursuant to Section 2.2(ii), Section 2.2(iii) and Section 2.2(iv);
(vi)    to Dowling, by wire transfer of immediately available funds in accordance with the wire instructions provided to North Bay by Dowling, the aggregate cash amount payable pursuant to Section 2.2(v);
(vii)    a counterpart to the Transition Services Agreement duly executed by Northshore;
(viii)    a counterpart to the A&R Northshore Shareholders’ Agreement duly executed by Northshore and Atrium Nominees Limited;
(ix)    a counterpart to the RemainCo Shareholders’ Agreement duly executed by RemainCo;
(x)    resolutions of the Board of Directors (or similar governing body) and shareholders of North Bay approving the Transaction;
(xi)    evidence reasonably satisfactory to Trident that the A&R Northshore Bye-Laws are in effect as of the Closing Date;

(xii)    evidence reasonably satisfactory to Trident that the RemainCo Bye-Laws are in effect as of the Closing Date; and
(xiii)    such other documents relating to the Transaction as any Enstar Party, Trident-Dowling Party or their respective counsel may reasonably request.
(c)     Trident-Dowling Party Deliveries. On the Closing Date, each Trident-Dowling Party, as applicable, shall deliver or cause to be delivered to Kenmare:
(i)    a counterpart to the RemainCo Shareholders’ Agreement duly executed by such Trident-Dowling Party;
(ii)    a counterpart to the A&R Northshore Shareholders’ Agreement duly executed by such Trident-Dowling Party;
(iii)    in the case of Dowling, a copy of the joinder agreement to the Core shareholders agreement duly executed by each Dowling Party, the original of which each Dowling Party shall have delivered to Core; and
(iv)    such other documents relating to the Transaction as either Enstar Party or its counsel may reasonably request.
2.5    Closing Conditions.
(a)    The obligations of each Enstar Party hereunder in connection with the Closing are subject to satisfaction or waiver by each Enstar Party of the following conditions (provided that, with respect to the conditions in Sections 2.5(a)(i)-(iv) that relate to North Bay, the determination of the satisfaction or waiver of such conditions shall be made solely by Trident):
(i)    the accuracy in all material respects (or, in the case of the Fundamental Representations, in all respects) on the Closing Date of the representations and warranties of North Bay and each Trident-Dowling Party contained herein;
(ii)    all obligations, covenants and agreements of North Bay and each Trident-Dowling Party under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects;
(iii)    each Enstar Party shall have received a certificate from, and duly executed by an authorized officer of, each of North Bay, Trident and Dowling dated as of the Closing Date that each of the conditions set forth in Sections 2.5(a)(i) and 2.5(a)(ii) (as applicable to each such party) have been satisfied;
(iv)    the delivery by North Bay and each Trident-Dowling Party of the items set forth in Sections 2.4(b) and 2.4(c), respectively;
(v)    receipt by Kenmare of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit F hereto to effect the Transaction without the imposition of an Enstar Burdensome Condition;
(vi)    receipt by North Bay of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit G hereto to effect the Transaction without the imposition of an Enstar Burdensome Condition;
(vii)    receipt by each applicable Trident-Dowling Party of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit H hereto to effect the Transaction without the imposition of an Enstar Burdensome Condition;
(viii)    receipt by Enstar, Kenmare and their Affiliates of any consent or approval from the Persons set forth on Exhibit I hereto to effect the Transaction;

(ix)    there shall not have occurred a Core Material Adverse Effect since the consummation of the transactions contemplated by the Core Purchase Agreement; and
(x)    the transactions contemplated by the Core Purchase Agreement shall have been consummated, including the delivery of the Core Common Shares to SFL as contemplated thereunder.
(b)    The obligations of North Bay hereunder in connection with the Closing are subject to the satisfaction or waiver by North Bay of the following conditions (provided that, with respect to the conditions in Sections 2.5(b)(i)-(iv) that relate to each Enstar Party, the determination of the satisfaction or waiver of such conditions shall be made solely by Trident):
(i)     the accuracy in all material respects (or, in the case of the Fundamental Representations, in all respects) on the Closing Date of the representations and warranties of each Enstar Party and each Trident-Dowling Party contained herein;
(ii)    all obligations, covenants and agreements of each Enstar Party and each Trident-Dowling Party under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects;
(iii)     North Bay shall have received a certificate from, and duly executed by an authorized officer of, each of Enstar, Kenmare, Trident and Dowling dated as of the Closing Date that each of the conditions set forth in Sections 2.5(b)(i) and 2.5(b)(ii) (as applicable to each such party) have been satisfied;
(iv)    the delivery by Kenmare and each Trident-Dowling Party of the items set forth in Sections 2.4(a) and 2.4(c), respectively;
(v)    receipt by Kenmare of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit F hereto to effect the Transaction;
(vi)     receipt by North Bay of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit G hereto to effect the Transaction;
(vii)    receipt by each applicable Trident-Dowling Party of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit H hereto to effect the Transaction;
(viii)     receipt by North Bay and its Subsidiaries of any consent or approval from the Persons set forth on Exhibit I hereto to effect the Transaction; and
(ix)    the transactions contemplated by the Core Purchase Agreement shall have been consummated, including the delivery of the Core Common Shares to SFL as contemplated thereunder.
(c)    The respective obligations of each Trident-Dowling Party hereunder in connection with the Closing are subject to the satisfaction (as determined by Trident or Dowling, as applicable) or waiver by Trident or Dowling, as applicable, of the following conditions:
(i)    the accuracy in all material respects (or, in the case of the Fundamental Representations, in all respects) on the Closing Date of the representations and warranties of each Enstar Party, North Bay, each Trident Party (with respect to the obligations of Dowling hereunder) and Dowling (with respect to the obligations of each Trident Party hereunder) contained herein;
(ii)    all obligations, covenants and agreements of each Enstar Party, North Bay, each Trident Party (with respect to the obligations of Dowling hereunder) and Dowling (with respect to the obligations of each Trident Party hereunder) under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects;
(iii)    (A) each Trident-Dowling Party shall have received a certificate from, and duly executed by an authorized officer of, each of Enstar, Kenmare and North Bay, dated as of the Closing Date that each of the conditions set forth in Sections 2.5(c)(i) and 2.5(c)(ii) (as applicable to each such party) have been satisfied, (B) with respect to the obligations of each Trident Party hereunder, such Trident Party shall have received a certificate from, and duly executed by an authorized officer of, Dowling dated as of the Closing Date that each of the conditions set forth in Sections 2.5(c)(i) and 2.5(c)(ii) (as applicable to Dowling) have been satisfied and (C) with respect to the obligations of Dowling hereunder, Dowling shall have received a certificate from, and duly executed by an authorized officer of each Trident Party dated as of the Closing Date that each of the conditions set forth in Sections 2.5(c)(i) and 2.5(c)(ii) (as applicable to each such Trident Party) have been satisfied;
(iv)    the delivery by Kenmare and North Bay of the items set forth in Sections 2.4(a) and 2.4(b), respectively;
(v)    receipt by Kenmare of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit F hereto to effect the Transaction without the imposition of a Trident Burdensome Condition (with respect to the obligations of each Trident Party hereunder) or a Dowling Burdensome Condition (with respect to the obligations of Dowling hereunder);
(vi)    receipt by North Bay of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit G hereto to effect the Transaction without the imposition of a Trident Burdensome Condition (with respect to the obligations of each Trident Party hereunder) or a Dowling Burdensome Condition (with respect to the obligations of Dowling hereunder);
(vii)    receipt by each applicable Trident-Dowling Party of the approvals from the applicable regulators in the jurisdictions set forth on Exhibit H hereto to effect the Transaction without the imposition of a Trident Burdensome Condition (with respect to the obligations of each Trident Party hereunder) or a Dowling Burdensome Condition (with respect to the obligations of Dowling hereunder);
(viii)    receipt by the Trident-Dowling Parties and their Affiliates of any consent or approval from the Persons set forth on Exhibit I hereto to effect the Transaction;
(ix)    there shall not have occurred a Northshore Material Adverse Effect since the date of this Agreement; and
(x)    the transactions contemplated by the Core Purchase Agreement shall have been consummated, including the delivery of the Core Common Shares to SFL as contemplated thereunder.
2.6    North Bay Dissolution. As contemplated by this Agreement and in connection with the Transaction, Enstar shall cause North Bay to be dissolved in accordance with Applicable Law. The Shareholders shall cause Enstar or its designee to be appointed as the “liquidator” of North Bay under Applicable Law for purposes of such dissolution and shall take such actions as are reasonably necessary in connection with such dissolution.
Article III
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Enstar and Kenmare. Each Enstar Party hereby represents and warrants as of the date hereof and as of the Closing Date to each other party hereto as follows:
(a)    Existence; Good Standing. Such Enstar Party has been duly organized and is validly existing as an exempted company in good standing under the Laws of Bermuda and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.
(b)    Authorization, Authority and Enforceability. This Agreement and each other Transaction Agreement to which such Enstar Party is party has been duly authorized, executed and delivered by such Enstar Party. Such Enstar Party has full right, power and authority to enter into and perform its obligations under this Agreement and such other Transaction Agreements. Assuming the due authorization, execution and delivery of this Agreement and each such other Transaction Agreement by the other parties hereto and thereto, this Agreement and each such other Transaction Agreement constitute legal, valid and binding obligations of such Enstar Party enforceable against such Enstar Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally. No vote of Enstar’s equityholders is required to approve this Agreement or the other Transaction Agreements or for the Enstar Parties to consummate the transactions contemplated hereby and thereby.
(c)    No Conflict. The execution, delivery and performance by such Enstar Party of this Agreement and the other Transaction Agreements to which such Enstar Party is a party do not and will not, assuming the accuracy of the representations and warranties of the other parties contained herein and the approval of the applicable regulator(s) in the jurisdictions set forth on Exhibit F hereto and after giving effect to the terms and conditions of this Agreement, (i) violate any provision of any Law or Permit applicable to such Enstar Party, (ii) result in a violation or breach of any provision of the Organizational Documents of such Enstar Party, or (iii) require any consent, approval or notice (other than those previously obtained or given or as set forth on Exhibit I hereto) under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract, with respect to Enstar, or any material contract to which Kenmare is a party, with respect to Kenmare, except in the case of clauses (i) and (iii) where any such violation, default, breach, termination, cancellation, failure to receive consent or approval or give notice, or acceleration would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(d)    Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Enstar Party in connection with the execution and delivery of this Agreement and the other Transaction Agreements by either Enstar Party, or the consummation by either Enstar Party of the transactions contemplated hereby and thereby, except for the approvals, filings and notices set forth on Exhibit F hereto and such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(e)    Brokers. There is no broker, finder or other party that is entitled to receive from such Enstar Party any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.
(f)    Investment Representations. Kenmare understands that the Northshore Common Shares, the RemainCo Common Shares and the Core Common Shares to be received by it pursuant to the terms hereof (collectively, the “Kenmare Distributed Shares”) are “restricted securities” and have not been registered under the Securities Act or any other applicable securities Laws. Kenmare also understands that the Kenmare Distributed Shares are being issued or transferred (as applicable) pursuant to exemptions from registration contained in the Securities Act and other applicable securities Laws based in part upon Kenmare’s representations contained in this Agreement and that the Kenmare Distributed Shares must continue to be held by Kenmare unless a subsequent disposition thereof is registered under the Securities Act and any other applicable securities Laws or is exempt from such registration. Kenmare further understands that a legend will be placed on any certificate or certificates evidencing any of the Kenmare Distributed Shares stating that such shares have not been registered under the Securities Act or any other applicable securities Laws and such shares are subject to restrictions on transferability and sale.
(g)    Investment Purpose. Except as set forth in this Agreement, Kenmare is acquiring the Kenmare Distributed Shares for its own account solely for the purpose of investment or to effect the Transaction, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of such shares, and, except as set forth in this Agreement, Kenmare has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act or any other applicable securities Laws. Except as set forth in this Agreement, Kenmare has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of any of the Kenmare Distributed Shares.
(h)    Shareholder Status. Kenmare is either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional Buyer” as defined in Rule 144A(a) under the Securities Act.
(i)    Economic Risk. Kenmare has sufficient knowledge, sophistication and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in Northshore, RemainCo and Core. Kenmare’s financial condition is such that it is able to bear the risk of (i) holding the Kenmare

Distributed Shares for an indefinite period of time and (ii) loss of its entire investment in the Kenmare Distributed Shares.
(j)    Access to Information. Kenmare acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of North Bay and its Affiliates concerning the terms and conditions of the Transaction and the merits and risks of investing in the Kenmare Distributed Shares; (ii) access to information about Northshore, RemainCo, Core and their respective Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that North Bay and its Affiliates possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the applicable Kenmare Distributed Shares. Kenmare acknowledges that (i) the value of the distributions to be made under this Agreement represents a negotiated price between sophisticated parties and (ii) no representation or warranty as to the current or future fair market value of any of the Kenmare Distributed Shares has been made by North Bay or any of its Affiliates or by any Trident-Dowling Party.
(k)    Title to Shares. Kenmare is the record owner (legally and beneficially) of the North Bay Common Shares as indicated on Schedule I attached hereto, which are held free and clear of all Liens, except as set forth in the North Bay Shareholders’ Agreement or the Organizational Documents of North Bay.
3.2    Representations and Warranties relating to North Bay. Enstar hereby represents and warrants as of the date hereof and as of the Closing Date to each other party hereto as follows:
(a)    Existence; Good Standing. North Bay has been duly organized and is validly existing as an exempted company in good standing under the Laws of Bermuda and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.
(b)    Authorization, Authority and Enforceability. This Agreement, the Core Purchase Agreement and each other Transaction Agreement to which North Bay or any of its Subsidiaries is a party has been duly authorized, executed and delivered by North Bay or such Subsidiary. North Bay or such Subsidiary has full right, power and authority to enter into and perform its obligations under this Agreement, the Core Purchase Agreement and such other Transaction Agreements. Assuming the due authorization, execution and delivery of this Agreement, the Core Purchase Agreement and such other Transaction Agreements by the other parties hereto and thereto, this Agreement, the Core Purchase Agreement and each such other Transaction Agreement constitute legal, valid and binding obligations of North Bay or such Subsidiary enforceable against North Bay or such Subsidiary in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally.
(c)    Capitalization. The authorized share capital of North Bay as of the date hereof consists of 50,000 common shares, par value $1.00 per share, of which 9,756.892 are issued and outstanding as of the date hereof. All of the outstanding North Bay Common Shares were duly authorized and validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights, rights of first refusal or similar rights. Section 3.2(c) of the Disclosure Schedule sets forth a complete list of the issued and outstanding North Bay Common Shares as of the date hereof, including the name of the holder thereof and the number of common shares held by such holder.
(d)    Subsidiaries.
(i)    Section 3.2(d)(i) of the Disclosure Schedule sets forth a complete list of the issued and outstanding capital stock of each Subsidiary of North Bay as of the date hereof, including its name, place of incorporation or formation, the amount of its authorized capital stock and the record ownership as of the date hereof of all issued and outstanding capital stock or other equity interests issued thereby. All of the outstanding shares of capital stock of each Subsidiary of North Bay were duly authorized and validly issued and are fully paid and non-assessable and are not subject to any preemptive rights.
(ii)    Other than as set forth in the certificate of incorporation and bylaws (or other organizational documents) or shareholders agreement, each as amended to the date hereof (collectively, the “Organizational Documents”), of Northshore and Bayshore, there are no restrictions upon the voting or transfer of the issued and outstanding shares of capital stock of any Subsidiary of North Bay or any agreement to which such Subsidiary is a party. Except for the Core Purchase Agreement, there are no securities, options, warrants, rights, commitments or agreements of any kind to which any Subsidiary of North Bay is a party or by which it is bound obligating it to issue, sell or deliver shares of capital stock or other equity interests of such Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of North Bay granting the holder thereof the right to vote on any matters on which equityholders of such company may vote.
(iii)    Each of the Subsidiaries identified on Section 3.2(d)(i) of the Disclosure Schedule is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority to own, lease and otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as now conducted, except in each such case where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to be material to North Bay and its Subsidiaries, taken as a whole. Each Subsidiary of North Bay is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdiction where the failure to be so qualified or in good standing (individually or in the aggregate) would not reasonably be expected, individually or in the aggregate, to be material to North Bay and its Subsidiaries, taken as a whole. Neither North Bay nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity, except for any other Subsidiary or investment assets held in the ordinary course of business.
(e)    No Conflict. The execution, delivery and performance by North Bay or any of its applicable Subsidiaries of this Agreement, the Core Purchase Agreement or the other Transaction Agreements do not and will not, assuming the accuracy of the representations and warranties of the other parties contained herein or therein and the approval of the applicable regulator(s) in the jurisdictions set forth on Exhibit G hereto (or, with respect to the transactions contemplated by the Core Purchase Agreement, the Required Regulatory Approvals (as defined therein)) and after giving effect to the terms and conditions of this Agreement and the Core Purchase Agreement, (i) violate any provision of any Law or Permit applicable to North Bay or any of its Subsidiaries, (ii) result in a violation or breach of any provision of the Organizational Documents of North Bay or any of its Subsidiaries, or (iii) require any consent, approval or notice (other than those previously obtained or given or as set forth on Exhibit I hereto) under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material contract to which North Bay or any of its Subsidiaries is a party (including the Core Purchase Agreement and any agreement that has been or will be entered into in connection therewith, including any Core shareholders agreement), except in the case of clauses (i) and (iii) where any such violation, default, breach, termination, cancellation, failure to receive consent or approval or give notice, or acceleration would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction. North Bay and SFL are in compliance with their obligations under the Core Purchase Agreement and neither North Bay nor any of its Subsidiaries has received notice of any default under the Core Purchase Agreement.
(f)    Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to North Bay or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Core Purchase Agreement or the other Transaction Agreements by North Bay or any of its applicable Subsidiaries, or the consummation by North Bay or any of its Subsidiaries of the transactions contemplated hereby or thereby, except for the approvals, filings and notices set forth on Exhibit G hereto (or, with respect to the transactions contemplated by the Core Purchase Agreement, the Required Regulatory Approvals (as defined therein)) and such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(g)    Brokers. There is no broker, finder or other party that is entitled to receive from North Bay any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement or the Core Purchase Agreement.
(h)    Title to Shares.  North Bay is the record owner (legally and beneficially) of, and has good and marketable title to, 251,600 Northshore Common Shares, all of the outstanding RemainCo Common Shares and all of the outstanding Fitzwilliam Preferred Shares, free and clear of all Liens, except as set forth in the Organizational Documents of Northshore, RemainCo or Fitzwilliam, as applicable. At the Closing after giving effect to the consummation of the transactions contemplated by the Core Purchase Agreement, SFL or StarStone Insurance (Bermuda) Limited will be the record owner (legally and beneficially) of, and have good and marketable title to, all of the Core Common Shares delivered to it pursuant to the Core Purchase Agreement, free and clear of all Liens, except as set forth in the Organizational Documents of Core. At the Closing, North Bay will distribute to Kenmare, Trident and Dowling good and marketable title to the Northshore Common Shares and RemainCo Common Shares in the amounts set forth opposite such Person’s name on Schedule I hereto, free and clear of all Liens, except as set forth in the A&R Northshore Shareholders’ Agreement, the RemainCo Shareholders’ Agreement or the other Organizational Documents of Northshore or RemainCo, as applicable. At the Closing, North Bay will distribute to Kenmare good and marketable title to the Core Common Shares, free and clear of all Liens, except as set forth in the Organizational Documents of Core. At the Closing, North Bay will contribute to RemainCo good and marketable title to the Fitzwilliam Preferred Shares, free and clear of all Liens, except as set forth in the Organizational Documents of Fitzwilliam.
(i)    Inter-Company and Affiliated Transactions.
(i)    For purposes of this Section 3.2(i), “Northshore Entities” means Northshore and its Subsidiaries and “Enstar Entities” means Enstar and its Subsidiaries as of the date hereof (i.e., including North Bay, RemainCo, SFL and its respective Subsidiaries but excluding Northshore and its Subsidiaries).
(ii)    Except as set forth on Section 3.2(i)(ii) of the Disclosure Schedule, none of the Enstar Entities nor any current or former employee, officer or director of any of the Enstar Entities, nor any member of his or her immediate family, nor any of the respective Affiliates or associates of any of the foregoing (any such Persons, collectively, “Enstar Related Persons” or, each, an “Enstar Related Person”) (a) owes any amount to any of the Northshore Entities, nor do any of the Northshore Entities owe any amount to any Enstar Related Person, (b) is party to any contract with any of the Northshore Entities, (c) owns any property or right, tangible or intangible, that is used by any of the Northshore Entities or (d) has any claim or cause of action against any of the Northshore Entities.
(iii)    Section 3.2(i)(iii) of the Disclosure Schedule contains a true and complete list of (i) the services provided by the Enstar Entities or any Enstar Related Person to the Northshore Entities that relate to, or that are material to, the operation of the business of the Northshore Entities as of the date hereof, (ii) all contracts to which the Enstar Entities are a party under which the Northshore Entities receive material benefits as of the date hereof or that are material to the operation of the Northshore Entities as of the date hereof and (iii) all assets owned by the Enstar Entities as of the date hereof that are material to the operation or conduct of the business of the Northshore Entities (clauses (i) through (iii), collectively, “Northshore Shared Service Functions and Assets”).
(j)    Sufficiency of Assets. Except for the Northshore Shared Service Functions and Assets, none of the Enstar Entities owns any assets, properties and rights that are currently (or have been over the course of the 12 months prior to the date hereof) used or held for use by the business of the Northshore Entities or provides any services to the Northshore Entities that are used in the business of the Northshore Entities. Other than the Northshore Shared Service Functions and Assets, the assets, properties and rights of the Northshore Entities constitute, and will constitute after giving effect to the Closing, all of the assets, properties and rights which are necessary for the operation of the business of the Northshore Entities as it is presently being conducted and as it is proposed to be conducted (and as would have been proposed to be conducted in the absence of the transactions contemplated hereby).
3.3    Representations and Warranties of each Trident Party. Each Trident Party, jointly and severally, hereby represents and warrants as of the date hereof and as of the Closing Date to each other party hereto as follows:
(a)    Existence; Good Standing. Each Trident Party has been duly organized and is validly existing as an exempted company in good standing under the Laws of the jurisdiction of its organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.

(b)    Authorization, Authority and Enforceability. This Agreement and each other Transaction Agreement to which a Trident Party is party have been duly authorized, executed and delivered by each Trident Party. Each Trident Party has full right, power and authority to enter into and perform its obligations under this Agreement and such other Transaction Agreements. Assuming the due authorization, execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, this Agreement and each such other Transaction Agreement constitute legal, valid and binding obligations of each Trident Party enforceable against each Trident Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by each Trident Party of this Agreement and each other applicable Transaction Agreement do not and will not, assuming the accuracy of the representations and warranties of the other parties contained herein and the approval of the applicable regulator(s) in the jurisdictions set forth on Exhibit H hereto and after giving effect to the terms and conditions of this Agreement, (i) violate any provision of any Law or Permit applicable to any Trident Party, (ii) result in a violation or breach of any provision of the Organizational Documents of any Trident Party, or (iii) require any consent, approval or notice (other than those previously obtained or given or as set forth on Exhibit I hereto) under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material contract to which any Trident Party is a party, except in the case of clauses (i) and (iii) where any such violation, default, breach, termination, cancellation, failure to receive consent or approval or give notice, or acceleration would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(d)    Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Trident Party in connection with the execution and delivery of this Agreement or the other Transaction Agreements by any Trident Party, or the consummation by any Trident Party of the transactions contemplated hereby and thereby, except for the approvals, filings and notices set forth on Exhibit H hereto and such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(e)    Brokers. There is no broker, finder or other party that is entitled to receive from any Trident Party any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.
(f)    Economic Risk. Each Trident Party has sufficient knowledge, sophistication and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in Northshore and RemainCo. Each Trident Party’s financial condition is such that it is able to bear the risk of (i) holding the Northshore Common Shares and the RemainCo Common Shares to be received by it pursuant to the terms hereof (collectively, the “Trident Distributed Shares”) for an indefinite period of time and (ii) loss of its entire investment in the applicable Trident Distributed Shares.
(g)    Investment Representations. Each Trident Party understands that the applicable Trident Distributed Shares to be acquired by such Trident Party in the Transaction are “restricted securities” and have not been registered under the Securities Act or any other applicable securities Laws. Each Trident Party also understands that the applicable Trident Distributed Shares are being issued and transferred pursuant to exemptions from registration contained in the Securities Act and other applicable securities Laws based in part upon each Trident Party’s representations contained in this Agreement and that the applicable Trident Distributed Shares must continue to be held by each Trident Party unless a subsequent disposition thereof is registered under the Securities Act and any other applicable securities Laws or is exempt from such registration. Each Trident Party further understands that a legend will be placed on any certificate or certificates evidencing any of the Trident Distributed Shares stating that such shares have not been registered under the Securities Act or any other applicable securities Laws and such shares are subject to restrictions on transferability and sale.
(h)    Investment Purpose. Each Trident Party is acquiring the applicable Trident Distributed Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of such shares, and each Trident Party has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act or any other applicable securities Laws. Each Trident Party has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the applicable Trident Distributed Shares.
(i)    Shareholder Status. Each Trident Party is either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional Buyer” as defined in Rule 144A(a) under the Securities Act.
(j)    Access to Information. Each Trident Party acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of North Bay and its Affiliates concerning the terms and conditions of the Transaction and the merits and risks of investing in the Trident Distributed Shares; (ii) access to information about North Bay, Northshore and their respective Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that North Bay and its Affiliates possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Trident Distributed Shares, as applicable. Each Trident Party acknowledges that (i) the value of the distributions to be made under this Agreement represents a negotiated price between sophisticated parties and (ii) no representation or warranty as to the current or future fair market value of the Trident Distributed Shares has been made by North Bay or any of its Affiliates or by either Enstar Party.
(k)    Title to Shares. Each Trident Party is the record owner (legally and beneficially) of the North Bay Common Shares as indicated on Schedule I attached hereto, which are held free and clear of all Liens, except as set forth in the North Bay Shareholders’ Agreement or the Organizational Documents of North Bay.
3.4    Representations and Warranties of the Dowling Parties. Each Dowling Party hereby represents and warrants as of the date hereof and as of the Closing Date to each other party hereto as follows:
(a)    Existence; Good Standing. Each Dowling Party has been duly organized and is validly existing as an exempted company in good standing under the Laws of the jurisdiction of its organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.
(b)    Authorization, Authority and Enforceability. This Agreement and each other Transaction Agreement to which each Dowling Party is a party have been duly authorized, executed and delivered by such Dowling Party. Each Dowling Party has full right, power and authority to enter into and perform its obligations under this Agreement and such other Transaction Agreements. Assuming the due authorization, execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, this Agreement and each such other Transaction Agreement constitute legal, valid and binding obligations of each Dowling Party enforceable against each Dowling Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by each Dowling Party of this Agreement and the other applicable Transaction Agreements do not and will not, assuming the accuracy of the representations and warranties of the other parties contained herein and the approval of the applicable regulator(s) in the jurisdictions set forth on Exhibit H hereto and after giving effect to the terms and conditions of this Agreement, (i) violate any provision of any Law or Permit applicable to each Dowling Party, (ii) result in a violation or breach of any provision of the Organizational Documents of any Dowling Party, or (iii) require any consent, approval or notice (other than those previously obtained or given or as set forth on Exhibit I hereto) under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material contract to which a Dowling Party is a party, except in the case of clauses (i) and (iii) where any such violation, default, breach, termination, cancellation, failure to receive consent or approval or give notice, or acceleration would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(d)    Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Dowling Party in connection with the execution and delivery of this Agreement or the other Transaction Agreements by each Dowling Party, or the consummation by each Dowling Party of the transactions contemplated hereby and thereby, except for the approvals, filings and notices set forth on Exhibit H hereto and such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to adversely impact the Transaction.
(e)    Brokers. There is no broker, finder or other party that is entitled to receive from any Dowling Party any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.
(f)    Economic Risk. Each Dowling Party has sufficient knowledge, sophistication and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in Northshore and RemainCo. Each Dowling Party’s financial condition is such that it is able to bear the risk of holding the Northshore Common Shares and the RemainCo Common Shares to be received by it pursuant to the terms hereof (collectively, the “Dowling Distributed Shares”) for an indefinite period of time and the risk of loss of its entire investment in the Dowling Distributed Shares.
(g)    Investment Representations. Each Dowling Party understands that the Dowling Distributed Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities Laws. Each Dowling Party also understands that the Dowling Distributed Shares are being transferred pursuant to exemptions from registration contained in the Securities Act and other applicable securities Laws based in part upon such Dowling Party’s representations contained in this Agreement and that the Dowling Distributed Shares must continue to be held by the Dowling Parties unless a subsequent disposition thereof is registered under the Securities Act and any other applicable securities Laws or is exempt from such registration. Each Dowling Party further understands that a legend will be placed on any certificate or certificates evidencing any of the Dowling Distributed Shares stating that such shares have not been registered under the Securities Act or any other applicable securities Laws and such shares are subject to restrictions on transferability and sale.
(h)    Investment Purpose. Except as set forth in this Agreement, each Dowling Party is acquiring the Dowling Distributed Shares for its own account solely for the purpose of investment or to effect the Transaction, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of such shares, and, except as set forth in this Agreement, each Dowling Party has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act or any other applicable securities Laws. Each Dowling Party has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Dowling Distributed Shares.
(i)    Shareholder Status. Each Dowling Party is either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional Buyer” as defined in Rule 144A(a) under the Securities Act.
(j)    Access to Information. Each Dowling Party acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of North Bay and its Affiliates concerning the terms and conditions of the Transaction and the merits and risks of investing in the Dowling Distributed Shares; (ii) access to information about North Bay, Northshore and their respective Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that North Bay and its Affiliates possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Dowling Distributed Shares, as applicable. Dowling acknowledges that (i) the value of the distributions to be made under this Agreement represents a negotiated price between sophisticated parties and (ii) no representation or warranty as to the current or future fair market value of the Dowling Distributed Shares has been made by North Bay or any of its Affiliates or by any Enstar Party or Trident Party.
(k)    Title to Shares. Each Dowling Party is the record owner (legally and beneficially) of the North Bay Common Shares as indicated on Schedule I attached hereto, which are held free and clear of all Liens, except as set forth in the North Bay Shareholders’ Agreement or the Organizational Documents of North Bay.

Article IV
OTHER AGREEMENTS OF THE PARTIES
4.1    Confidentiality.
(a)    Each party hereto (including their respective managers, directors, officers, employees, agents and other representatives) agrees to retain in confidence all Confidential Information, and will not disclose to any third party, or permit the disclosure to any third party of, any Confidential Information. No party hereto shall disclose any Confidential Information to any of their respective managers, directors, officers, employees, agents or other representatives except as necessary for purposes of consummating the Transaction or as required by Applicable Law. Notwithstanding the foregoing, the parties may make public disclosures of Confidential Information (1) with the prior written consent of the other parties or (2) as required by Applicable Law or the rules and regulations of the SEC or Nasdaq; provided that any party under such requirement shall, to the extent reasonably practicable and not prohibited by such Applicable Law, judicial process, rules and regulations of any stock or securities exchange, or Governmental Authority, provide the other parties hereto with prompt written notice of such disclosure in order to give such other parties an opportunity to comment on any proposed disclosure (which comment shall be considered by such the applicable party in good faith). Further, Enstar shall be permitted to disclose the foregoing information to its finance providers and rating agencies for bona fide purposes subject to such finance providers and rating agencies being subject to customary confidentiality obligations, and the Trident-Dowling Parties shall be permitted to disclose Confidential Information to any of their respective direct or indirect shareholders, limited partners, or investors, whether existing or potential, provided that such shareholders, limited partners or investors are advised of the confidential nature of such information and are subject to typical obligations of confidentiality for investors in a private equity fund.
(b)    Each party hereto shall consult with each other prior to issuing any press releases or other public disclosure with respect to the Transaction, and no party hereto shall issue any such press release or other public disclosure without the prior written consent of Enstar and Trident, which consent shall not unreasonably be withheld, except if such disclosure is required by Applicable Law, in which case the disclosing party shall promptly provide each other party with prior notice of such public statement or communication and promptly consider in good faith any comments made by such other parties on such public statement or communication.
4.2    Shareholders’ Agreements.
(a)    Kenmare, North Bay and each of the Trident-Dowling Parties hereby waive any and all provisions of the North Bay Shareholders’ Agreement (and, to the extent incorporated therein, the Bayshore and Northshore shareholders agreements attached thereto) and the Northshore Shareholders’ Agreement applicable to the Transaction, including any provision requiring the affirmative consent of such party with respect to any element of the Transaction.
(b)    North Bay, Kenmare and each of the Trident-Dowling Parties hereby waive any and all provisions of the memorandum of association and bye-laws of North Bay or any of its Subsidiaries requiring the affirmative consent of such party with respect to any element of the Transaction.
(c)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms: (i) no Enstar Party or Trident Party shall, directly or indirectly, exercise the put/call options and related provisions as set forth in the North Bay Shareholders’ Agreement (including any other agreements incorporated therein); and (ii) no Enstar Party nor any Trident-Dowling Party shall Transfer (as such term is defined in the North Bay Shareholders’ Agreement) any North Bay Common Shares.
(d)    Effective as of the later to occur of the Closing and the dissolution of North Bay, each of Kenmare, North Bay and each of the Trident-Dowling Parties hereby consent to the termination of the North Bay Shareholders’ Agreement.
(e)    Each of the parties hereto consents to the transactions contemplated hereby, including without limitation, (i) entry into the A&R Northshore Shareholders’ Agreement, (ii) entry into the RemainCo Shareholders’ Agreement, (iii) the adoption of the Amended and Restated Northshore Bye-Laws to the extent such Person will be a shareholder of Northshore as of the Closing, and (iv) the adoption of the RemainCo Bye-Laws to the extent such Person will be a shareholder of RemainCo as of the Closing.
4.3    Efforts to Consummate.
(a)    Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement as promptly as possible (including, without limitation, the satisfaction of applicable conditions set forth in Section 2.5).
(b)    Without limiting the foregoing, each party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all approvals, consents and authorizations from Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement or the performance of its obligations under this Agreement and the other Transaction Agreements (including, without limitation, those set forth on Exhibit F, Exhibit G or Exhibit H hereto, as applicable) and, with respect to Item 3 on Exhibit G, to the extent applicable, each party will continue to use reasonable best efforts after the Closing to obtain, or cause to be obtained, such approval. Each party hereto shall reasonably cooperate with each other party and its Affiliates in connection with such party seeking to obtain such approvals, consents and authorizations and shall not willfully take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of such approvals, consents and authorizations.
(c)    Notwithstanding anything herein to the contrary, including this Section 4.3 or the “reasonable best efforts” standard, nothing in this Agreement shall require any party to take or refrain from taking or to agree to it or its Affiliates taking or refraining from taking any action, or to suffer to exist any restriction, condition or requirement that would constitute a Burdensome Condition, unless waived by Enstar (with respect to any Enstar Burdensome Condition), Trident (with respect to any Trident Burdensome Condition) or Dowling (with respect to any Dowling Burdensome Condition).
(d)    All material analyses, appearances, meetings, discussions, presentations, memoranda, proposals or filings made by or on behalf of any party hereto before any Governmental Authority in connection with its execution and delivery of this Agreement or the performance of its obligations under this Agreement and the other Transaction Agreements shall be disclosed to Enstar and Trident in advance of any filing, submission or attendance, it being the intent of the parties hereto that Enstar and Trident will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, proposals or filings.
(e)    Each party shall cooperate and use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Exhibit I; provided, however, that no party shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
(f)    North Bay shall, and shall cause SFL to, comply with their respective obligations under the Core Purchase Agreement and shall not agree prior to the Closing to any waiver or amendment of the Core stockholders agreement (attached as an exhibit to the Core Purchase Agreement) without the consent of Trident solely to the extent such waiver or amendment would (i) affect the transfer provisions set forth therein so as to delay or impede the transactions contemplated by this Agreement or (ii) adversely affect Enstar’s right to appoint one or more directors to the Core board of directors. The Enstar Parties and North Bay shall keep the Trident Parties reasonably apprised on a prompt basis of the status of the transactions contemplated by the Core Purchase Agreement, including the receipt of any material correspondence from any Governmental Authority relating thereto. Notwithstanding anything to the contrary set forth in this Agreement, the Enstar Parties shall not be prohibited from terminating the Core Purchase Agreement if they are entitled to do so pursuant to the terms thereof.
4.4    Fees and Expenses. Whether or not the Closing occurs, except as set forth in Section 4.6, each party will pay its own fees, costs and expenses of its advisers, counsel, accountants and other experts, if any, and all other costs and expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Agreements and the Transaction. For the avoidance of doubt, each party will pay its own fees, costs and expenses as they relate to any necessary regulatory approvals or other regulatory filings. Notwithstanding the foregoing, Enstar and Trident shall each bear half of the fees, costs and expenses of the counsel engaged by or on behalf of such parties in jurisdictions other than the United States or the United Kingdom in connection with the analysis of regulatory approvals relating to the Transaction in such jurisdictions.
4.5    Conduct of the Business. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, each of Kenmare and Trident shall use their respective reasonable best efforts to cause Northshore and its Subsidiaries to operate and carry on their respective businesses in the ordinary course of business and to maintain and preserve its business organization, assets, properties and business relationships and goodwill with those having business dealings with it; provided, however, that (i) subject to the parties’ obligations under Section 4.2, any action, consequence or effect that results from the exercise of any right of a party hereto under the North Bay Shareholders’ Agreement (including, without limitation, under Section 2.02 thereof) or any Organizational Document of North Bay or its Subsidiaries shall not constitute a breach of this Section 4.5 and this Section 4.5 shall not constitute a limitation or restriction on the exercise of any such right, (ii) any action required to be taken by any party or their respective Affiliates pursuant to the Core Purchase Agreement shall not be a breach of this Section 4.5 and (iii) any action taken by any of the parties or their respective Affiliates in furtherance of any run-off plan for RemainCo and its Subsidiaries (excluding StarStone US and its Subsidiaries) and/or any transfer or transition of the renewal rights of the StarStone International business of such companies to Atrium and its Affiliates, in each case as may be approved from time to time by North Bay, the Enstar Parties and Trident shall not be a breach of this Section 4.5. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, except as required by any Transaction Agreement or by Applicable Law or as set forth in Section 4.5 of the Disclosure Schedule, without the prior written consent of each of Enstar and Trident (which consent shall not be unreasonably withheld, conditioned or delayed), neither Northshore nor any of its Subsidiaries, nor, solely in the case of clauses (a)-(d), (e)(i), (g)(I) and (n), North Bay, shall (and Kenmare and Trident shall not permit Northshore or any of its Subsidiaries or, to the extent applicable, North Bay to):
(a)    (A) split, combine or reclassify any shares or other interests representing the outstanding capital stock or equity securities of such Person or (B) issue any other stock or securities in respect of, in lieu of or in substitution for such shares or other interests;
(b)    issue, sell, grant, pledge or otherwise encumber any shares or other interests representing the capital stock of or equity interests of such Person, any other voting securities or any securities convertible into or exchangeable for any such shares or interests, or issue, sell, grant or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such shares or interests, or any securities convertible into or exchangeable for any such shares or interests;
(c)    repurchase, redeem or otherwise acquire any securities or equity equivalents of such Person;
(d)    declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the capital stock or the shares of stock or other equity interests of such Person;
(e)     (i) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of such Person or (ii) purchase, sell, lease, exchange or otherwise dispose of or acquire any property or assets of Northshore or any of its Subsidiaries (other than transactions with respect to investment assets in accordance with the investment guidelines of Northshore or any of its Subsidiaries);
(f)    acquire or agree to acquire (whether by merger, consolidation, purchase of assets or by any other means) (A) any business or any division thereof or (B) any capital stock, other equity or debt securities or equity or ownership interest in or of any other Person, other than investment assets acquired in accordance with the investment guidelines of Northshore or any of its Subsidiaries;
(g)    except as set forth on Section 4.5(g) of the Disclosure Schedule: (A) grant any incentive awards or make any increase in the salaries, bonuses or other compensation and benefits payable by Northshore or any of its Subsidiaries to any of its employees, officers or directors, except for ordinary course base salary increases consistent with past practices, (B) terminate or amend any Employee Benefit Plan except for routine renewals that do not materially increase costs thereunder, or grant, amend or terminate any awards thereunder, (C) fund any payments or benefits that are payable or to be provided under any Employee

Benefit Plan, (D) adopt or enter into any plan, policy or arrangement for the current or future benefit of any officer or director of Northshore or any of its Subsidiaries that would be an Employee Benefit Plan if it were in existence as of the date hereof, (E) hire or engage any senior management employee of Northshore or any of its Subsidiaries, (F) terminate without “cause” any senior management employee of Northshore or any of its Subsidiaries, (G) make any loan to any present or former employee or other individual service provider of Northshore or any of its Subsidiaries (other than advancement of expenses in the ordinary course of business consistent with past practices), (H) enter into, amend or terminate any collective bargaining agreement or similar agreement with a labor union or labor organization or (I) transfer the employment of any employee from one Subsidiary of North Bay to another Subsidiary of North Bay;
(h)    incur, assume or guarantee any indebtedness for borrowed money or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of another Person for individual amounts in excess of $25,000 or in the aggregate in excess of $250,000;
(i)    pay, settle or compromise any Action or threatened Action, except for claims under policies and certificates of insurance within applicable policy limits and other than any settlement or compromise that involves solely monetary damages not in excess of $100,000 over any applicable reserve in effect on the date hereof;
(j)    release any insurance reserves or re-value any investment assets except as required by GAAP, SAP or Applicable Law;
(k)    make any material change in the pricing, accounting, actuarial, investment, reserving, underwriting, risk retention, risk management, hedging or claims administration policies, guidelines, policies, practices or principles of Northshore or any of its Subsidiaries, except as may be required by GAAP or SAP and, in the case of underwriting and claims administration, in the ordinary course of business;
(l)    enter into or consent to any agreement with a Governmental Authority that would require Northshore or any of its Subsidiaries to take or refrain from taking any action with respect to its business after the Closing;
(m)    other than in connection with the management of investment assets, make any loans, advances or capital contributions to, or investments in, any other Person;
(n)    enter into any contract or other arrangement with an Enstar Related Person that would have required disclosure on Section 3.2(i) of the Disclosure Schedule had it been entered into on or prior to the date hereof; or
(o)    enter into a binding agreement to take any of the foregoing actions.
4.6    Commercial Insurance. From and after the Closing Date, the business, operations, assets, liabilities, personnel, directors and officers of Northshore and its Subsidiaries shall cease to be insured by Enstar’s or its Affiliates’ insurance policies, and none of the Trident-Dowling Parties, Northshore or their respective Affiliates (as determined as of the Closing after giving effect to the Transaction) shall have any access, right, title or interest to or in any such insurance policies (including to any claims or rights to make claims or any rights to proceeds). Notwithstanding the foregoing, with respect to events or circumstances relating to Northshore and its Subsidiaries that occurred or existed prior to the Closing that are covered by occurrence-based third party liability insurance policies of Enstar or its Affiliates and any workers’ compensation insurance policies and that apply to the locations at which Northshore or any of its Subsidiaries operate their business, Northshore may, and may cause its Subsidiaries to, make claims under such policies and programs; provided, however, that neither Northshore nor any of its Subsidiaries shall make any such claims if, and to the extent that, such claims are covered by insurance policies maintained by Northshore or any of its Subsidiaries. Enstar and its Affiliates will provide reasonable cooperation and assistance in the pursuit of such claim. With respect to any open claims against the insurance policies of Enstar or its Affiliates relating to losses or damages suffered by Northshore or any of its Subsidiaries prior to the Closing, Enstar and its Affiliates shall (i) use their commercially reasonable efforts to pursue such claims and shall reasonably cooperate with and assist Northshore and its Subsidiaries in doing the same and (ii) remit to Northshore or its applicable Subsidiary any and all proceeds realized from such claims upon settlement of such claims, net of any reasonable out-of-pocket expenses incurred by Enstar or its Affiliates in connection with the performance of their obligations pursuant to the foregoing clause (i). Enstar and its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 4.6.
4.7    Separation-Related Matters.
(a)    Intercompany Accounts and Contracts. Except pursuant to or as contemplated by any Transaction Agreement, all intercompany accounts and contracts relating to relationships or services as of the Closing Date between Enstar or its Affiliates (other than Northshore and its Subsidiaries), on the one hand, and Northshore or any of its Subsidiaries, on the other hand, shall be settled in full or terminated, as applicable, on or prior to the Closing.
(b)    Lloyd’s. Prior to the Closing, the Enstar Parties and Trident shall use their respective reasonable best efforts to effect the steps and transactions outlined on Exhibit J attached hereto with respect to the existing funds at Lloyd’s arrangements described on such Exhibit.
(c)    Northshore LTIP. Prior to the Closing, Trident shall use its reasonable best efforts to effect the treatment outlined on Exhibit K attached hereto with respect to the Northshore LTIP and participants thereunder.
(d)    Transition Matters. To the extent that any service set forth in Schedule II attached hereto is completed to the reasonable satisfaction of Trident as of the Closing, such service shall be excluded from the services set forth in the Transition Services Agreement.
4.8    Certain Other Covenants.
(a)    As consideration for and to induce the Trident-Dowling Parties to enter into this Agreement, during the Restricted Period, the Enstar Parties shall not, and shall cause their respective controlled Affiliates (including RemainCo and its Subsidiaries after the Closing, but excluding Core and its Subsidiaries) not to:
(i)    knowingly solicit or assist in the solicitation of any supplier, licensee or service provider with whom Northshore or any of its Subsidiaries has a commercial relationship, whether by contract or otherwise, for the purpose of causing such supplier, licensee or service provider to reduce, discontinue or alter, in a manner adverse to Northshore or its Subsidiaries or their respective businesses, such commercial relationship; provided that actions taken by the Enstar Parties and such Affiliates in the ordinary course of business with such suppliers, licensees and service providers shall not constitute, or be deemed to constitute, a breach of this Section 4.8(a)(i); or
(ii)    directly or indirectly, solicit or assist in the solicitation of or hire any individual who on the Closing Date is an employee of Northshore or any of its Subsidiaries without the prior written approval of Trident, unless such individual (i) has not been in the employ of Northshore or any of its Subsidiaries during the six-month period prior to such solicitation or (ii) is contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.
(b)    Each of the parties has carefully read this Section 4.8 and considered the restraints imposed upon the Enstar Parties, and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of the Trident-Dowling Parties and agrees that each restraint imposed by the provisions of this Section 4.8 is fair and reasonable with respect to subject matter, geographic scope and time period. It is expressly understood and agreed that although the parties consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 4.8 is an invalid or unenforceable restriction against either of the Enstar Parties, the provisions of this Section 4.8 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 4.8 is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.
4.9    D&O Liabilities.

(a)    From and after the Closing Date, and without limiting the right of North Bay to dissolve as required hereunder, each of Enstar and Trident shall not, and shall cause their respective Affiliates not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of North Bay or any of its Subsidiaries at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified, either under Applicable Law or the Organizational Documents of such company or its Subsidiaries as they existed immediately prior to the Closing Date, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies, taxes, interest, obligations, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director or officer of such company or its Subsidiaries, whether asserted or claimed prior to, at or after the Closing Date.
(b)    Without limiting the foregoing, Enstar shall cause RemainCo and its Subsidiaries, and Trident shall cause Northshore and its Subsidiaries, (i) to maintain in full for a period of not less than six (6) years from the Closing Date provisions in their respective Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of such company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Organizational Documents of the company or such Subsidiary, as applicable, in each case, as of the date of this Agreement (and, in light of the dissolution of North Bay, the Organizational Documents of RemainCo shall be amended to cover the former officers, directors and employees of North Bay prior to the Closing Date to the extent permitted by Applicable Law), and to indemnify and hold harmless such Persons in accordance therewith and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.
(c)     For a period of six (6) years following the Closing Date, the Enstar Parties shall cause directors’ and officers’ liability insurance and fiduciary liability insurance to be provided for the benefit of the directors and officers of North Bay as of immediately prior to the Closing Date on terms and conditions no less advantageous than the insurance provided for the benefit of such persons as of immediately prior to the Closing Date.
4.10    Core Related Matters. In the event that the transactions contemplated by the Core Purchase Agreement are consummated but the Transaction is not consummated due to the termination of this Agreement in accordance with its terms, then promptly following such termination, the Enstar Parties and Trident shall use their respective reasonable best efforts, as applicable, to effect each of the items set forth on Exhibit L attached hereto.
4.11    Pre-Closing SFL Distribution. Notwithstanding anything to the contrary set forth herein, if the conditions set forth in Section 2.5 have not been satisfied immediately following the consummation of the transactions contemplated by the Core Purchase Agreement, the Shareholders shall cause SFL to distribute the Core Common Shares to its parent StarStone Insurance (Bermuda) Limited promptly following the later to occur of (a) the consummation of the transactions contemplated by the Core Purchase Agreement and (b) the receipt of any and all regulatory approvals necessary to effect such distribution.
4.12    RemainCo Funding of Fitzwilliam Cell 31. RemainCo shall contribute capital to Fitzwilliam Cell 31 to the extent necessary to enable Fitzwilliam Cell 31 to duly and punctually perform its payment obligations to StarStone Insurance (Bermuda) Limited under, and subject to the applicable terms of, the Quota Share Reinsurance Contracts prior to either Enstar or Trident having to perform their respective obligations as guarantors under Article 8 of each Quota Share Reinsurance Contract.
4.13    Share Readjustment.
(a)    Promptly after the date hereof and prior to the Closing, Kenmare and Trident shall, and call cause their respective Affiliates to, exercise commercially reasonable efforts to enter into a commutation agreement with a third party in respect of the Valiant Treaty (the “Commutation Agreement”). To the extent the Commutation Agreement is entered into prior to Closing, then the excel sheet attached hereto as Schedule III (the “Calculation Spreadsheet”) shall be adjusted as provided therein.

(b)    To the extent that any participants under the 2019 Long Term Incentive Cash Plan elect to defer any portion of the proceeds payable thereunder as further described in Exhibit K hereto prior to the Closing, then the percentage set forth in cell D10 of the “Northshore Valuation” tab of the Calculation Spreadsheet shall be adjusted to reflect the percentage equal to the number of units under the 2019 Long Term Incentive Cash Plan that are subject to the deferral, divided by 7,245 as provided therein.
(c)    To the extent the Core Cash Consideration differs from the amount set forth in cell E14 of the “StarStone U.S. Valuation” tab of the Calculation Spreadsheet, the actual amount of the Core Cash Consideration shall be inserted into such cell.
(d)    After giving effect to Section 4.13(a), Section 4.13(b) and Section 4.13(c) hereof, (i) the calculations set forth in the Calculation Spreadsheet shall be rerun and (ii) in respect of Northshore, each of Trident, Dowling and Kenmare shall receive the amount of Northshore Common Shares set forth in Column K of the “Northshore Capitalization” tab of the Calculation Spreadsheet instead of the amount of Northshore Common Shares noted in Schedule I attached hereto.
(e)    Notwithstanding anything to the contrary stated herein, participants under the Northshore LTIP who have received proceeds thereunder as a result of the Transaction shall, subject to and in accordance with Exhibit K, be entitled to reinvest such amounts in Northshore (indirectly through the Atrium Nominee) at the Closing at a price per share equal to the Adjusted Equity Value set forth in the Calculation Spreadsheet after giving effect to this Section 4.13(a), Section 4.13(b) and Section 4.13(c), divided by the total outstanding shares of Northshore Common Shares as of such time.
(f)    To the extent the Commutation Agreement is not entered into prior to the Closing, Kenmare and Trident shall exercise commercially reasonable efforts to cause a retrocessional loss portfolio transfer or similar agreement to be entered into with the effect that Arden Re shall cede, by indemnity reinsurance, 100% of its liabilities arising under the Valiant Treaty to StarStone Insurance (Bermuda) Limited in exchange for a premium equal to the liabilities assumed, such agreement to be mutually agreed by Kenmare and Trident.
Article V
TERMINATION
5.1    Optional Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated:
(a)    at any time at or prior to Closing by Trident upon a breach in any material respect by either Enstar Party or North Bay of any representation, warranty or covenant of such Enstar Party or North Bay set forth in this Agreement, provided that such breach is not subsequently waived by Trident or, if such breach is capable of being cured, such breach is not cured within twenty (20) Business Days after such Enstar Party or North Bay receives written notice from Trident;
(b)    at any time at or prior to the Closing by an Enstar Party upon a breach in any material respect by Trident of any representation, warranty or covenant of Trident set forth in this Agreement, provided that such breach is not subsequently waived by such Enstar Party or, if such breach is capable of being cured, such breach is not cured within twenty (20) Business Days after Trident receives written notice from such Enstar Party;
(c)    by an Enstar Party or Trident in writing, if the Closing has not occurred on or prior to March 1, 2021, unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or
(d)    by an Enstar Party or Trident in writing, if the Core Purchase Agreement has been terminated in accordance with its terms.
5.2    Automatic Termination. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction, that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the Transaction illegal.
5.3    Effect of Termination. In the event of the termination of this Agreement as provided in this ýArticle V (i) this Agreement shall forthwith become null and void, except with respect to Section 4.10, this Section 5.3 and Article VI, which shall continue to survive, and (ii) there shall be no liability on the part of any party; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.
Article VI
MISCELLANEOUS
6.1    Entire Agreement. This Agreement and the documents referred to herein, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and such documents, exhibits and schedules.
6.2    No Other Representations. Except for the representations and warranties expressly contained in this Agreement, none of the parties hereto has made or makes any other express or implied representation or warranty with respect to the subject matter hereof. Each party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transaction contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the other parties hereto set forth in this Agreement; and (b) none of other parties hereto has made any representation or warranty, except as expressly set forth in this Agreement.
6.3    Notices. All notices and other communications provided for hereunder shall be made in writing by hand-delivery, facsimile, e-mail, or air courier guaranteeing overnight delivery:
if to either Enstar Party or North Bay (prior to the Closing) to:

Enstar Group Limited
Windsor Place, 3rd Floor, 22 Queen Street
Hamilton HM11, Bermuda
Attention: Paul O’Shea
Facsimile No.: (441) 296-0895
Email: paul.oshea@enstargroup.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
1735 Market Street, Suite 2300
Philadelphia, PA 19103
Attention: Robert C. Juelke
Facsimile No.: (267) 675-4601
Email: bob.juelke@hoganlovells.com

if to Trident to:

c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: Stephen Levey
Facsimile No.: (203) 862-2929
Email: slevey@stonepoint.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven A. Seidman and Sean M. Ewen
Facsimile No.: (212) 728-8111
Email: sseidman@willkie.com; sewen@willkie.com

if to Dowling to:

190 Farmington Avenue
Farmington, Connecticut 06032
Attention: Vincent Dowling, Sr. or Caroline Klotz
Facsimile No.: (860) 676-8617
Email: VJ@Dowling.com; Caroline@Dowling.com

6.4    Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of a waiver, by the party against whom enforcement of any such waiver is sought or, in the case of a modification, supplement or amendment, by each party hereto, provided, however, that the signature of Dowling on such written modification, supplement or amendment shall not be required unless such modification, supplement or amendment would adversely affect Dowling in a manner disproportionate to the manner in which Trident would be adversely affected by such amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
6.5    Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. All references in this Agreement to Sections, Schedules or Exhibits, unless otherwise expressed or indicated, are to the Sections, Schedules or Exhibits of or to this Agreement.
6.6    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder is binding upon and inures to the benefit of any parties other than the parties hereto and their respective successors and permitted assigns, and there are no third party beneficiaries of this Agreement. No party will assign this Agreement (or any portion hereof, or any rights or obligations hereunder) without the prior written consent of the other parties hereto.
6.7    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without regard to the principles of conflicts of law thereof that would require the application of the Laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Applicable Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.8    Survival; Several Liability. The representations, warranties, covenants and other agreements contained herein shall survive the Closing for one year, except (i) with respect to those covenants that by their nature are intended to be performed after the Closing, which shall survive for sixty (60) days following the period provided in such covenant, if any, or until fully performed in accordance with its terms and (ii) with respect to the Fundamental Representations, which shall survive the Closing for six years. Each party shall be responsible only for its own representations, warranties, covenants and agreements hereunder; provided, however, that the representations, warranties, covenants and agreements of (a) either Enstar Party shall be the responsibility of each Enstar Party, (b) any Trident Party shall be the responsibility of each Trident Party, (c) any Dowling Party shall be the responsibility of each Dowling Party and (d) North Bay (solely with respect to any covenants for the period prior to the Closing Date) shall be the responsibility of each Enstar Party.
6.9    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email signature page were an original thereof.
6.10    Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof, without requiring proof of damages or posting of a bond. The rights and remedies of the parties shall be cumulative (and not alternative).
6.11    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.12    Further Assurances. Each party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by any other party, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and no party shall take any action that would, or would reasonably be expected to, frustrate the intent and purposes of this Agreement.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Recapitalization Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ENSTAR GROUP LIMITED

By: /s/ Paul O’Shea
Name: Paul O’Shea
Title: Director

KENMARE HOLDINGS LTD.

By: /s/ Duncan Scott
Name: Duncan Scott
Title: Director

NORTH BAY HOLDINGS LIMITED

By: /s/ Orla Gregory
Name: Orla Gregory
Title: Director

TRIDENT V, L.P.
By: Stone Point Capital LLC, its manager
By: /s/ Stephen Levey
Name: Stephen Levey
Title: Principal and Counsel

TRIDENT V PARALLEL FUND, L.P.
By: Stone Point Capital LLC, its manager

By: /s/ Stephen Levey
Name: Stephen Levey
Title: Principal and Counsel

TRIDENT V PROFESSIONALS FUND, L.P.
By: Stone Point Capital LLC, its manager
By: /s/ Stephen Levey
Name: Stephen Levey
Title: Principal and Counsel

DOWLING CAPITAL PARTNERS I, L.P.

By: Dowling Capital I, LLC, its general partner

By: Dowling Capital SLP I, LLC, its sole member

By: /s/Vincent J. Dowling, Jr.
Name: Vincent J. Dowling, Jr.
Title: Managing Director

CAPITAL CITY PARTNERS LLC

By: /s/Vincent J. Dowling, Jr.
Name: Vincent J. Dowling, Jr.
Title: Managing Director

Solely for purposes of Section 4.12:

STARSTONE SPECIALTY HOLDINGS LIMITED

By: /s/ Paul O’Shea
Name: Paul O’Shea
Title: Director